UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 25, 2014

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

27 DryDock Ave., Suite 29
Boston, Massachusetts 02210
(Address of principal executive offices and zip code)

(212) 608-0788
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 25, 2014, MetaStat, Inc. (the “Company”) entered into a License, Development and Commercialization Agreement (the “License Agreement”) with MetaStat BioMedical, Inc., the Company’s wholly-owned subsidiary, and ASET Therapeutics LLC (“ASET” or the “Licensee”), a private third party entity affiliated with one of the Company’s directors, Dr. David Epstein.  The License Agreement sets forth the rights and obligations of the parties with respect to the grant by the Company to the Licensee of an exclusive license of certain of Company’s therapeutic assets pursuant to the License Agreement.  The therapeutic assets transferred pursuant to the License Agreement include a sublicense of all rights and obligations under the Company’s existing Therapeutic License Agreement dated as of as of December 7, 2013 with the Massachusetts Institute of Technology and its David H. Koch Institute for Integrative Cancer Research at MIT and its Department of Biology (“MIT”), Albert Einstein College of Medicine of Yeshiva University, and Montefiore Medical Center (the “Therapeutic License Agreement”).

The License Agreement includes an exclusive sublicense to ASET, with the right to sublicense through multiple tiers, to the MIT ASE and patent WO 2012/116248 A1, combined with the release of the principals of the Licensee from existing non-compete agreements allowing the Licensee (and its principals) freedom to operate in discovery and development of ASE therapeutics and the discovery and use of Companion Diagnostics (as defined below) for ASE targets pursuant to the Therapeutic License Agreement.  The licensed technology includes: (i) Alternative Splicing Event (ASE) technology based on International Patent Application WO 2012/116248 A1 entitled "Alternatively Spliced mRNA Isoforms as Prognostic and Therapeutic Tools for Metastatic Breast Cancer and Other Invasive/Metastatic Cancers"; and (ii) Technology and know-how stemming from all ASE discovery work carried out in the Company’s labs at SUNY Stony Brook from September 2013 through November 25, 2014.

The  License Agreement provides that the Company has the exclusive right to commercialize any companion diagnostic or biomarker arising from the work performed by the Licensee under the License Agreement (the “Companion Diagnostics”), pursuant to an irrevocable exclusive sublicense.  The License Agreement also calls for certain customary payments such as annual license maintenance payments and milestone payments.  ASET is required to make a series of license maintenance payments beginning on December 15, 2014.  For a period of five years on each anniversary, ASET is required to make additional payments in amounts that gradually increase each year. The payments are $5,000 in 2014, $7,500 in 2015, $12,500 in 2016, $18,750 in 2017, and $25,000 in 2018, respectively.  ASET is required to make additional payments of $25,000 every year each license is in effect thereafter.  The license maintenance payments pursuant to the License Agreement shall only be due in accordance with the terms of the Therapeutic License Agreement.  Additionally, these annual license maintenance payments will be credited to running royalties due on net sales earned in the same calendar year.

The License Agreement also requires the payment by ASET of a low single-digit royalty on sales of ASET’s products covered under the License Agreement, at such time, if ever, as ASET’s products are fully developed, receive the required regulatory approvals and are commercialized.

MIT shall retain the sole and exclusive right to file, prosecute and maintain the MIT patent rights in accordance with the Therapeutic License Agreement.  ASET shall have the first right to file, prosecute and maintain the MetaStat patent rights not covered by the Therapeutic License Agreement and any patent application(s) or patent(s) arising from joint inventions, using patent counsel selected by ASET and shall be responsible for the payment of all patent prosecution and maintenance costs.  In addition, ASET shall have the first right to initiate and prosecute such legal action or to control the defense of any declaratory judgment action relating to the parties’ patent rights in the territory in the field.  ASET and MetaStat shall jointly bear the expense of such legal action.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the License Agreement, which shall be filed as an exhibit to an amendment to this Current Report on Form 8-K, and incorporated herein by reference.

On December 2, 2014, the Company issued a press release announcing the entering into of the License Agreement. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1* †	License, Development and Commercialization Agreement by and between MetaStat, Inc., MetaStat BioMedical, Inc., and ASET Therapeutics LLC, dated November 25, 2014

99.1	Press Release dated December 2, 2014
__________

*  To be filed by amendment.

†  Confidential treatment to be requested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC. By: /s/ Oscar L. Bronsther Name Oscar L. Bronsther Title: Chief Executive Officer

Dated: December 2, 2014